UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 16, 2012

KEY TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-21820	93-0822509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Avery Street
Walla Walla, Washington 99362
(Address of principal executive offices) (Zip Code)

(509) 529-2161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 16, 2012, David M. Camp, Director, President and Chief Executive Officer of Key Technology, Inc. (the "Company") resigned from all of his positions with the Company.  Mr. Camp will continue as an employee of the Company until June 23, 2012, and will subsequently serve as a consultant to the Company pursuant to arrangements to be determined.

Also on May 16, 2012, the Board of Directors appointed Mr. John J. Ehren as the President and Chief Executive Officer of the Company, and as a member of the Company's Board of Directors.  Mr. Ehren, 51, has served as the Company's Executive Vice President and Chief Operating Officer/Chief Financial Officer since December 2011.  He joined the Company in 2008 as Senior Vice President and Chief Financial Officer.  During 2010, he additionally assumed the duties of Senior Vice President of Global Operations for a significant portion of the year and, in 2009, served as General Manager of SYMETIX, the Company's pharmaceutical division.  From 2004 to 2008, Mr. Ehren served as Vice President of Global Operations of Planar Systems, Inc., a company that provides flat panel display and system solutions for medical, transportation, industrial and retail applications.  The Board of Directors concluded that Mr. Ehren should serve as a director of the Company based on his extensive knowledge of the Company's business, his relevant executive officer experience at the Company and in prior positions, and his high level of both domestic and international financial experience.  Mr. Ehren is not expected to be named to any committees of the Company's Board of Directors.

A copy of the press release announcing Mr. Camp's resignation and Mr. Ehren's appointment is furnished as Exhibit 99.1 attached hereto.

ITEM 9.01              Financial Statements and Exhibits

(d)           Exhibits

99.1           Press Release dated May 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY TECHNOLOGY, INC.

/s/ John J. Ehren
John J. Ehren
President and Chief Executive Officer

Dated:  May 21, 2012